Exhibit 10.5

Side Letter Relating to Note Issuance

May 21, 2026

This letter agreement (the “Letter Agreement”) is between Polar Power, Inc., a Delaware corporation, (the “Company”), CFI Capital LLC, a Florida limited liability company, (“CFI”) and Monroe Street Capital Partners, LP, a Delaware limited partnership, (“Monroe” and, together with CFI, the “Buyers”), and is intended to be legally binding on each party subject to and upon the following terms.

The Company and CFI are parties to a Securities Purchase Agreement (the “CFI Agreement”), dated the date hereof, pursuant to which the Company is issuing to CFI a $600,000 Convertible Redeemable Note (the “CFI Note”), and the Company and Monroe are parties to a Securities Purchase Agreement (the “Monroe Agreement” and the CFI Agreement and the Monroe Agreement together, the “Agreements”), dated the date hereof, pursuant to which the Company is issuing to Monroe a $370,600 in Promissory Note (the “Monroe Note” and the CFI Note and the Monroe Note together, the “Notes” and each separately, a “Note”). Each of the CFI Note and the Monroe Note is convertible into common stock of the Company, $0.0001 par value per share, on the terms set forth in the relevant Note.

1. Shareholder Approval. The Company shall, on or before the date that is 60 calendar days after the date of this Letter Agreement, obtain the approval of a sufficient amount of holders of the Common Stock for such action to satisfy the shareholder approval requirements required by Nasdaq Rule 5635(d) to effectuate the transactions contemplated by the Agreements and the Notes, including but not limited to the issuance of Common Stock upon the conversion of the Agreements and the Notes in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date (the “Exchange Cap”) (currently equal to 728,031 shares of Common Stock, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock) (the “Shareholder Approval”). The Company may effect the Shareholder Approval either (i) by written shareholder consent or (ii) by holding a special meeting of shareholders, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. In addition, all members of the Company’s Board of Directors and all of the Company’s executive officers shall vote in favor of such proposal, for purposes of obtaining the Shareholder Approval, with respect to all securities of the Company then held by such persons. The Company shall, within 60 calendar days after the date of this Agreement, file all required filings with the SEC in order for the Shareholder Approval to be effective pursuant to the rules promulgated under the 1934 Act. Notwithstanding the aforementioned requirement, if the Company does not obtain Shareholder Approval at the first meeting held therefor, the Company shall call a meeting as often as possible thereafter to seek Shareholder Approval until the Shareholder Approval is obtained. Until the Shareholder Approval becomes effective pursuant to the rules promulgated under the 1934 Act, the Company shall not hold any meeting of its shareholders unless the Company also includes a proposal for obtaining the Shareholder Approval in that meeting.

2. Conversion Limits. Until the Company has obtained the Shareholder Approval, the number of shares of Common Stock that the Company issues to CFI and Monroe, in the aggregate, pursuant to the Agreements or upon conversion of the Notes, shall not exceed the Exchange Cap, and the number of shares of Common Stock that each of CFI and Monroe may receive pursuant to the Agreements or upon conversion of the Notes shall not exceed such Buyer’s Pro Rata Share of the Exchange Cap. A Buyer’s “Pro Rata Share” shall be equal to the principal amount of such Buyer’s Note divided by the total principal amount of both Buyers’ Notes on the date hereof.

3. Letter Agreement Controls. In the event of any conflict between this Letter Agreement and either of the Agreements or either of the Notes, the terms of this Letter Agreement will control.

Except as explicitly set forth herein, nothing in this Letter Agreement will act to change or compromise any of the rights and responsibilities of the Company, CFI or Monroe in the Agreements or the Notes.

This Letter Agreement shall be governed by and enforced in accordance with the laws of California, without regard to its choice of law provision. Any disputes arising under this Letter Agreement shall be resolved according to the dispute resolution provisions applicable to the Agreements. This Letter Agreement may be executed in one or more counterparts, by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Each of the parties hereto accepts the terms hereof and agrees to be bound hereby.

Polar Power, Inc.

By:	/s/ Arthur D. Sams
Name:	Arthur D. Sams
Title:	CEO

CFI Capital LLC,

By:	/s/ Ahron Fraiman
Name:	Ahron Fraiman
Title:	Manager

Monroe Street Capital Partners, LP,

By:	/s/ BRIAN R. GOLDBERG
Name:	BRIAN R. GOLDBERG
Title:	AUTHORIZED SIGNATORY